Professional Holding Corp. Replenishes Stock Repurchase Plan: $10 Million Available

Coral Gables, FL (May 5, 2021) – The Board of Directors of Professional Holding Corp. (NASDAQ: PFHD) (the “Company”) has authorized an increase in the amount available under its existing stock repurchase program, established March 2, 2020, such that, effective May 6, 2021, $10 million is available to repurchase outstanding shares of the Company’s Class A Common Stock.   The timing, price and volume of any stock buy-back will be based on market conditions, relevant securities laws, and other factors.

Repurchases of the Company’s Class A Common Stock pursuant to the program may be made from time to time through solicited or unsolicited transactions in the open market, in privately negotiated transactions, block purchases, or pursuant to a Rule 10b5-1 plan.  The program may be discontinued or amended at any time.

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About Professional Holding Corp. and Professional Bank:

Professional Holding Corp. (NASDAQ: PFHD), is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, professionals, and entrepreneurs. Professional Bank currently operates through a network of nine locations in the regional areas of Miami-Dade, Broward, and Palm Beach counties. It also has a Digital Innovation Center located in Cleveland, Ohio and a loan production office in New England. For more information, visit www.myprobank.com. Member FDIC. Equal Housing Lender.

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